Exhibit 3.1

The Companies Law 5759 - 1999

A Company Limited by Shares

Third Amended and Restated Articles of Association

of

Enzymotec Ltd.

Preliminary

1.	In these Articles of Association, unless the context otherwise requires:

Arancia	Shall mean Arancia International, Inc.
Articles	Shall mean these Third Amended and Restated Articles of Association of Enzymotec Ltd., as amended from time to time.
BIP	Shall mean BIP Venture Partners SA, SICAR
Board of Directors	Shall mean the Board of Directors of the Company lawfully nominated in accordance with Articles 80 to 97.

"Convertible Loan Agreement"	Shall mean the Convertible Loan Agreement executed in October 2002 by and among the Company, Ofer Technologies Ltd. (formerly - Yozma Venture Capital Ltd. ("Yozma")), MMT and Galam.
“Second Convertible Loan Agreement”	Shall mean the Convertible Loan Agreement executed in March 2004 by and among Ofer Hi-Tech (as such term is defined below), MMT, Galam and the Company.
“Third Convertible Loan Agreement”	Shall mean the Convertible Loan Agreement dated October 7, 2007 and the Addendum and Amendment No. 1 thereto dated June 19, 2008 by and among the Company and certain Shareholders.

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Glenrock	Shall mean Glenrock Israel Ltd.
Galam	Shall mean Galam Ltd.

IPO

Shall mean the closing of the first underwritten offering of the Company's Ordinary Shares to the general public pursuant to a registration statement under the US Securities Act of 1933, as amended (or under equivalent securities law of another jurisdiction).

Shall mean the board of directors lawfully nominated in accordance with Articles 80 to 97.

Liquidation	Shall mean (1) liquidation, bankruptcy, winding-up or reorganization of the Company; and (2) a Deemed Liquidation Event (as defined below).
Deemed Liquidation	Shall mean: (a) a consolidation, merger or reorganization of the Company with or into, or a sale of all or substantially all of the Company's assets (including, without limitation, the transfer and/or grant of an exclusive worldwide license to all or substantially all of the Company's intellectual property, if such grant and/or transfer results in practically preventing the Company from all or substantially all use of its intellectual property), or substantially all of the Company's issued and outstanding share capital, to any other company, entity or person, other than a wholly-owned subsidiary of the Company, except for: (i) a transaction for the purpose of changing the Company's domicile or with entities controlled by the Company, or (ii) a transaction in which shareholders of the Company prior to the transaction will maintain the power to vote at least 50% of the voting shares of the surviving entity (in this Article, “Voting Control”) after the transaction (provided, however, that shares of the surviving entity held by shareholders of the Company acquired by means other than the exchange or conversion of the shares of the Company shall not be used in determining if the shareholders of the Company maintain Voting Control of the surviving entity (or its parent)); or (b) in the event of a transaction or series of transactions, except in an IPO or a bona fide financing transaction of the Company, in which a person or entity (not being a Shareholder of the Company prior to such transaction or series of transactions) acquires, fifty percent (50%) or more of the issued and outstanding shares of the Company or the right to appoint or elect at least fifty percent (50%) or more of the members of the Board of Directors.

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MMT	Shall mean Millennium II Materials Technology Fund L.P. The holdings MMT, BIP, Glenrock Israel Ltd. (“Glenrock”), Vintage, Israeli Secondary Fund L.P., if and to the extent actually entered into the Series B2 Investment Agreement (“Israeli Fund”), M-4 Management L.P (“M-4”) and Plasson will be aggregated in order to determine MMT’s entitlement to appoint member(s) to the Board.

New Securities	shall mean any Ordinary Shares or Preferred Shares of any kind of the Company, whether now or hereafter authorized, and rights, options, or warrants to purchase said Ordinary Shares or Preferred Shares, and securities of any type whatsoever that are, or may become, convertible into said Ordinary Shares or Preferred Shares; provided, however, that "New Securities" shall not include: (i) shares issued pursuant to an employee share option plan, shares purchase plan, or similar benefit program or agreement approved by the Board, where the primary purpose is not to raise additional equity capital for the Company; (ii) shares issued as direct consideration for the acquisition by the Company of another business entity or the merger of any business entity with or into the Company (iii) the Company's Ordinary Shares or Preferred Shares issued in connection with any Recapitalization Event.

Ofer Hi-Tech	Shall mean Ofer Hi-Tech Investments Ltd.

Galam	Shall mean the Company's Ordinary Shares of NIS 0.01 par value each.

Plasson	Shall mean Plasson Ltd.

Preferred A Shares	Shall mean the Company's convertible Preferred A Shares of NIS 0.01 par value each.

Preferred B Shares	Shall mean the Company's convertible Preferred B Shares of NIS 0.01 par value each.

Preferred B1 Shares	Shall mean the Company's convertible Preferred B1 Shares of NIS 0.01 par value each.

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Preferred B2 Shares	Shall mean the Company's convertible preferred B2 shares of NIS 0.01 par value each.

Preferred Shares	Shall mean the Preferred A Shares, the Preferred B Shares, the Preferred B1 Shares and the Preferred B2 Shares.

Price Per Preferred A Share	Shall mean US$ 100.73.

Price Per Preferred B Share	Shall mean one of the following prices: (i) US$ 148.638 paid under the Series B Investment Agreement, as follows: (A) by MMT under the Series B Investment Agreement (in respect of 1,009 Preferred B Shares issued pursuant to the exercise of certain option granted to MMT under that certain Share Purchase Agreement dated July 11, 2000), (B) by Ofer Hi-Tech (in respect of conversion of certain convertible loans extended by Yozma in March 2001 into 673 Preferred B Shares), or (ii) US$ 212.34 paid under the Series B Investment Agreement by Galam and MMT in respect of the 7,064 and 1,206 Preferred B Shares issued to them, respectively)

Respective Price Per Preferred B1 Share	Shall mean one of the following prices (in accordance with the table attached to these Articles as Annex A): (i) US$ 363.30 paid by MMT, Ofer Hi-Tech, Galam, BIP, Glenrock and Arancia under the Series B1 Third Investment Agreement and/or upon conversion of the loan in accordance with the Third Convertible Loan Agreement; (ii) US$ 310.00 paid by Mr. Ilan Leviteh upon conversion of the loan in accordance with the Third Convertible Loan Agreement; (iii) US$ 212.34 paid by Galam, MMT, Ofer Hi-Tech and BIP under the Series B1 Second Investment Agreement and paid by Galam under the Series B1 Investment Agreement, (iv) US$ 185 paid by MMT and Ofer Hi-Tech upon conversion of the loan in accordance with the Second Convertible Loan Agreement, or (v) US$ 148.63 paid by Galam, MMT and Ofer Hi-Tech upon conversion of the loan in accordance with the Convertible Loan Agreement and in addition, paid by Galam upon conversion of the loan in accordance with the Second Convertible Loan Agreement and under the Series B1 Second Investment Agreement, as the case may be.

Price Per Preferred B2 Share	Shall mean US$ 363.30.

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Qualified IPO	Shall mean an IPO at a Company’s pre-money valuation of at least US$ 50,000,000 (fifty million US dollars) and generating net proceeds to the Company of at least US$ 10,000,000 (ten million US dollars).

Respective Price Per Share	Shall mean, with respect to a Preferred Share, the Price Per Preferred A Share, the Price Per Preferred B Share, the Respective Price Per Preferred B1 Share or the Price Per Preferred B2 Share, as applicable, subject to any adjustments for any Recapitalization Event (as defined below).

Recapitalization Event	Shall mean adjustments for any event of share combination or subdivision, share splits, share dividends, bonus shares or any other reclassification, reorganization, recapitalization or any like event affecting the Company’s share capital.

Series A Investment Agreement	Shall mean the Agreement dated July 11, 2000, by and among the Company, Dr. Sobhi Basheer and Millennium Materials Fund Management Company Ltd. on behalf of MMT.

Series B Investment Agreement	Shall mean the Agreement dated June 10, 2001, by and between the Company and Galam.

Series B1 Investment Agreement	Shall mean the Agreement dated November 27, 2003, between the Company and Galam Ltd.

“Series B1 Second Investment Agreement”	Shall mean the Share Purchase Agreement executed in March 2006 by and between the Company and Galam.

“Series B1 Third Investment Agreement”	Shall mean the Share Purchase Agreement dated December 23, 2008, by and among the Company, Galam, Ofer Hi-Tech, MMT, Arancia and Mr. Ilan Leviteh.

“Respective Series B1 Investment Agreement”	Shall mean the Series B1 Investment Agreement, the Series B1 Second Investment Agreement or the Series B1 Third Investment Agreement, as the case may be.

“Series B2 Investment Agreement”	Shall mean the Share Purchase Agreement dated September 27, 2011 by and among Ofer Hi-Tech, Galam, BIP, Arancia, Vintage and Plasson (as such terms are defined herein) and the Company.

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Shareholder	Shall mean holder of Ordinary Shares, holder of Preferred A Share, holder of Preferred B Share, holder of Preferred B1 Share and/or holder of Preferred B2 Share.

The Company	Shall mean Enzymotec Ltd., corporate No. 51-260924-9.

The Law	Shall mean the Companies Law, 5759 – 1999

The Officers	Shall mean any Office Holder (“Nose Misra”), as defined in the Law.

The Office	Shall mean the registered office of the Company in accordance with Section 123 of the Law.

The Register	Shall mean the register of Shareholders to be kept in accordance with Section 127 of the Law, or, if the Company shall have any branch register(s) - any such branch register(s) as the case may be.

Vintage

Shall mean Vintage Venture Partners, L.P., Vintage Venture Partners (Israel), L.P., Vintage Venture Partners (Parallel), L.P., Vintage Venture Partners III (Cayman), L.P. and Vintage Venture Partners III (Israel), L.P.

The holdings of all of the aforesaid entities of Vintage will be aggregated together for the purpose of determining Vintage’s entitlement for the rights set forth in these Articles.

1.1.	Words importing the singular shall be deemed as including the plural, and vice versa.

1.2.	Words importing the masculine gender shall be deemed as including the female gender, and vice versa; and words which refer to persons shall be deemed as including corporate entities.

1.3.	Provisions 2, 4, 7, 8 and 10 of the Interpretation of Statute Law, 5741 – 1981 shall apply, mutatis mutandis, with regard to the interpretation of these Articles.

1.4.	The headings in these Articles are for convenience purposes only, and shall not be deemed as a part of the Articles and shall not be used in interpreting the provisions thereof.

Limitation of Liability; Objectives of the Company

2.	The liability of each Shareholder is limited to the payment of the nominal value of the shares owned by it.

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2A.   The objectives of the Company shall be to engage in any lawful activity.

Private Company

3.	The number of shareholders for the time being of the Company (exclusive of persons who are in the employment of the Company and of persons who having been formally in the employment of the Company were, while in such employment, and have continued after such employment to be, shareholders of the Company) is not to exceed fifty (50), but where two (2) or more persons hold one (1) or more share(s) in the Company jointly, they shall, for the purposes of this paragraph, be treated as a single shareholder;

4.	The Company is a private company and accordingly any invitation to the public to subscribe for any shares or debentures or debenture stock of the Company is hereby prohibited.

5.	The right of transfer of shares shall be restricted as hereinafter provided.

Share Capital

6.	The registered share capital of the Company is NIS 36,250, divided into 3,625,000 shares, nominal value NIS 0.01 each, as follows: (i) 3,399,618 Ordinary Shares; (ii) 8,282 Preferred A Shares; (iii) 15,000 Preferred B Shares; (iv) 152,100 Preferred B1 Shares; and (v) 50,000 Preferred B2 Shares.

Shares

7.	Without prejudice to any special rights previously conferred by the outstanding shares in the Company, the Company may issue shares with such preferred or deferred rights of redemption or other special rights or such restrictions, whether in regard to dividends, voting, repayment of share capital or otherwise, all such rights to be determined by the Company from time to time.

8.	[Reserved]

9.	The provisions of these Articles relating to General Meetings and to the convening thereof and to notices in respect thereof and to resolutions to be passed thereat shall mutatis mutandis apply to every separate General Meeting referred to in Article 8; The provision of Articles 62 and 63 below with regard to quorums at General Meetings shall apply as well to such separate General Meetings.

10.	The shares shall be under the control of the Board of Directors, who may allot them or otherwise dispose of them to such persons, on such terms and conditions, and either at a premium or at par, subject to the provisions of the Law and these Articles, at a discount and at such times as the Board of Directors may deem fit, and with full power to give to any person the call of any shares either at par or at a premium or, subject as aforesaid, at a discount, during such time and for such consideration as the Board of Directors may deem fit.

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11.	If by the conditions of allotment of any share, the whole or any part of the price thereof shall be payable by installments, every such installment shall, when due, be paid to the Company by the registered holder of the share for the time being or from time to time or by its administrators.

12.	Save as herein otherwise provided, the Company shall be entitled to treat the registered holder of any share as the absolute owner thereof unless ordered otherwise by a Court of competent jurisdiction, or required by statute.

Share Certificates

13.	The certificates of title to shares shall be issued under the seal of the Company if the same exists and shall bear the signatures of two Directors (or one Director - if at such time there is only one member on the Board of Directors), or of any other person or persons authorized thereto by the Board of Directors.

14.	Every Shareholder shall be entitled to one certificate for all the shares registered in his name, and if the Board of Directors so approves (upon payment of the amount which may from time to time be fixed by the Board of Directors), to several certificates, each for one or more of such shares. Every certificate of shares shall specify the denoting numbers of the shares in respect of which it is issued and may also state the amount paid-up thereon.

15.	A Shareholder wishing to appoint a trustee to hold its shares shall notify the Company in writing. The Company will, within fourteen (14) days of receipt of such notice, change the Register to reflect the same. Upon registration in the Register, such trustee will be regarded in every respect as a Shareholder and shall hold such rights and obligations as the Law and these Articles dictate.

16.	The certificate of shares registered in the names of two or more persons shall be delivered to the person first named on the register in respect of such co-ownership.

17.	If a share certificate is defaced, lost or destroyed, it may be renewed on payment of such fee, if any, and on such terms as to evidence and indemnity, as the Board of Directors thinks fit.

18.	The Company may not issue transferable notes of shares.

Calls

19.	The Board of Directors may from time to time make such calls as it deems fit upon the Shareholders in respect of all moneys unpaid on the shares held by them respectively (the “Call”), and which is not, by the conditions of allotment thereof, payable at fixed times, and each Shareholder shall pay the amount of every Call so made to him to the persons and at the time and place appointed by the Board of Directors.

20.	A Call may be made payable by installments and/or under other terms, and shall be deemed to have been made when the resolution of the Board of Directors authorizing such Call was passed.

21.	Fourteen days' notice of any Call shall be given, specifying the time and place of payment, and to whom such shall be paid. Before the time for payment of such Call the Board of Directors may, by notice in writing to the Shareholders, revoke the same or extend the time for payment thereof.

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22.	If by the terms of issue of any share or otherwise any amount is made payable at any fixed time or by installments at fixed times, whether on account of the amount of the share or by way of premium, every such amount or installment shall be payable as if it were a Call duly made by the Board of Directors and of which due notice had been given, and all the provisions herein contained in respect of such calls shall apply to such amount or to such installment.

23.	The joint holders of a share shall be jointly and severally liable to pay all Calls in respect thereof.

24.	If the amount of any Call or installment is not paid on or before the due date for payment thereof, then the person who is for the time being the owner of the share on which the Call was made or the installment became due shall pay interest on the said amount at the maximum rate permissible under the law for the time being, or at such lesser rate as may be fixed by the Board of Directors from time to time and linkage differentials to a foreign currency or other index, as determined by the Board of Directors, all as from the date of payment until the sum is actually paid. The Board of Directors shall, however, be at liberty to waive the payment of interest and/or linkage, wholly or in part.

25.	If the Board of Directors deems fit, it may receive from any Shareholder willing to advance the same, any amounts due on account of all or any of his shares which have not yet been called or in respect of which the date of payment has not yet fallen due, and, unless otherwise agreed with such Shareholder, the Board of Directors may pay him interest on all or any of the amounts so advanced, up to the date when same would, if not paid in advance, have fallen due at such rate of interest as may be agreed upon between the Board of Directors and such Shareholder, and the Board of Directors may at any time repay any amount so advanced by giving such Shareholder a three months' prior notice in writing.

A Shareholder shall not be entitled to receive dividends and shall not be entitled to any other right due to him as a Shareholder, unless he has made the payments according to the calls herein for Payment, that must be paid, from time to time, and which apply to each and every one of his securities, whether he holds them severally or jointly with another person, in addition to linkage differentials, interest and expenses, if there shall be such linkage differentials, interest and expenses.

Forfeiture and Lien

26.	If any Shareholder fails to pay any Call or installment or any other payment towards the Company on the day appointed for payment of the same, the Board of Directors may at any time thereafter, as long as said Call or installment or payment remains unpaid, serve a notice on such Shareholder requiring him to pay the same, together with any interest and Linkage differentials as aforesaid that may have accrued and all expenses that may have been incurred by reason of such non-payment.

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27.	The notice shall name a day (not being less than seven (7) days from the date of the notice) and a place or places on and at which such Call or installment and such interest, said linkage differentials and expenses as aforesaid are to be paid. The notice shall also state that in the event of non-payment at or before the time and at the place appointed, the shares in respect of which the Call was made or installment is payable as well as the shares held by the Shareholder at that time or thereafter will be liable to be forfeited.

28.	In the event that a security has been forfeited in accordance with these Articles, a notice of the forfeiture shall immediately be sent to the holder of the security or to the person who purchased a right in the same, as the case may be. The consignment of the notice and the forfeiture, and also the date thereof shall be registered in the Register of Shareholders; however the provisions of this Article are guiding provisions only and the forfeiture shall not be invalid because of the failure to give notice or the failure to make the appropriate registration in the Register of Shareholders, as said

29.	If the requirements of any such notice as aforesaid are not complied with, any share in respect of which such notice has been given may, at any time thereafter, before payment of all calls or installments, interest, said linkage differentials and expenses, due in respect thereof, be forfeited by a resolution of the Board of Directors to that effect. Such forfeiture shall include all dividends declared in respect of the forfeited shares and not actually paid before the forfeiture.

30.	Any share so forfeited shall be the property of the Company, and the Board of Directors may, subject to the provisions hereof, sell, re-allot and otherwise dispose of the same as it may deem fit. Until such time as such shares are sold or re-allotted, they shall be conferring no rights upon the Company in accordance with Section 308 of the Law. In selling the aforementioned shares, the Company shall be subject to Article 44 below.

31.	Any Shareholder whose shares have been forfeited shall cease to be a Shareholder in respect of the forfeited shares, but shall, notwithstanding, be liable to pay, and shall forthwith pay, to the Company, all calls, installments, interest and expenses owing upon or in respect of such shares at the time of forfeiture, together with interest and said linkage differentials thereon from the time of forfeiture until payment, at the maximum rate of interest permissible under the law for the time being, and the Board of Directors may enforce the payment of such moneys, or any part thereof, if it so thinks fit, but shall not be under any obligation to do so.

32.	The Board of Directors may at any time, before any share so forfeited shall have been sold, re-allotted or otherwise dispose of, annul the forfeiture on such conditions as it thinks fit.

33.	A sworn declaration in writing by one of the Directors of the Company that the securities in the Company have been duly forfeited in accordance with these Articles and it so designating the date of forfeiture shall be conclusive evidence of the facts therein stated as against all persons claiming a right which contradicts the forfeiture. The Company shall have a first and paramount lien upon all the unpaid shares registered in the name of each Shareholder, and upon the proceeds of sale thereof, for his debts, liabilities and engagements arising from any cause whatsoever, solely or jointly with any other person, to or with the Company, whether the period for the payment fulfillment or discharge thereof shall have actually arrived or not. Such lien shall extend to all dividends from time to time declared in respect of such shares. Unless otherwise provided, the registration by the Company of a transfer of shares shall be deemed to be a waiver on the part of the Company of the lien (if any) on such shares.

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34.	For the purpose of enforcing such lien, the Board of Directors may sell the shares subject thereto in such manner as it thinks fit; but no sale shall be made until the period for the fulfillment or discharge of the debts, liabilities and engagements as aforesaid shall have arrived, and until notice in writing of the intention to sell shall have been served on such Shareholder, his executors or administrators, and default shall have been made by him or them in the payment, fulfillment or discharge of such debts, liabilities or engagements for seven days after such notice.

35.	The net proceeds of any such sale, after payment of the costs thereof, shall be applied in or towards satisfaction of the debts, liabilities or engagements of such Shareholder (including debts, liabilities and engagements which have not yet fallen due for payment or satisfaction) and the residue (if any) shall be paid to the Shareholder, his executors, administrators or assigns.

36.	Upon any sale after forfeiture or for enforcing a lien in exercise of the powers herein before given, the Board of Directors may appoint some person to execute an instrument of transfer of the shares sold and cause the purchaser' s name to be entered in the register in respect of the shares sold, and the purchaser shall not be bound to see to the regularity of the proceedings, or to the application of the purchase money, and after his name has been entered in the register in respect of such shares, the validity of the sale shall not be impeached by any person, and the remedy of any person aggrieved by the sale shall be in damages only against the Company exclusively.

37.	After the execution of the sale as aforesaid, the Directors shall be entitled to register the name of the purchaser in the Register of Shareholders as the holder of securities and the purchaser shall not be bound to see to the application of the purchase money, and his title in the securities shall not be affected by any irregularity or faults or faulty actions that were made in the course of the sale.

38.	Nothing in these Articles regarding forfeiture, lien and mortgage of securities shall derogate from any remedy given to the Company against a Shareholder or any other person in accordance with the Contracts Law (Remedies for the Breach of Agreement) 5731 – 1971 and/or in accordance with any other law.

39.	Without derogating and subject to the other provisions of these Articles, the Shareholders of the Company shall have the following rights:

39.1.	To receive notices of meetings of General Meetings;

39.2.	To attend the Company's General Meeting and vote there either in person or by proxy;

39.3.	To receive dividends in such cases where the Board of Directors has lawfully decided to allocate dividends according to the provisions of these Articles, including but not limited to Articles 123 - 136;

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39.4.	To participate in the residue of the Company's assets remaining after liquidation or winding up, according to each share’s part in the total redeemed share capital of the company; and

39.5.	To examine and receive copies of any register, document, report, or account of the Company according to the rights conferred by Law.

Additional Rights of the Preferred Shares

The Preferred Shares confer on the holders thereof all rights accruing to holders of Ordinary Shares in the Company, and in addition, bear the following rights set forth in Articles 40, 40A, 40B and 41 below:

40.	Conversion

40.1.	Each Preferred Share shall be convertible at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Company, into such number of fully paid and non-assessable Ordinary Shares as is determined by dividing (x) the Respective Price Per Share, by (y) the Respective Conversion Price (as defined in and subject to adjustment under Article 40A below) in effect for such share.

40.2.	All outstanding Preferred Shares shall automatically be converted into Ordinary Shares at the Respective Conversion Price at the time in effect for such Preferred Shares upon the earlier to occur of: (i) immediately prior to the closing of a Qualified IPO, or (ii) the date specified in a written notice received by the Company from the holders of at least seventy-five percent (75%) of the Preferred Shares, voting together as a single class.

40.3.	Before any holder of Preferred Shares shall be entitled to convert its Preferred Shares into Ordinary Shares, such holder of Preferred Shares shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company, and shall give written notice by mail, postage prepaid, to the Company at its principal corporate office, of the election to convert the same and shall state therein the name or names of any nominee for such holder in which the certificate or certificates for Ordinary Shares are to be issued (as long as a transfer of shares to such nominee is allowed by these Articles). Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate representing the Preferred Shares to be converted, and the person or persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares as of such date. If the conversion is in connection with an IPO, the conversion, unless otherwise designated by the holder, will be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Ordinary Shares upon conversion of the Preferred Shares shall not be deemed to have converted such Preferred Shares until immediately prior to the closing of such sale of securities. If the conversion is effected pursuant to Article 40.2, then the conversion shall be deemed to have taken place automatically regardless of whether the certificates representing such shares have been tendered to the Company, but from and after such conversion any such certificates not tendered to the Company shall be deemed to evidence solely the Ordinary Shares received upon such conversion and the right to receive a certificate for such Ordinary Shares. The Company shall, as soon as practicable after the conversion and tender of the certificate for the Preferred Shares converted, issue and deliver at such office to such holder of Preferred Shares or to the nominee or nominees of such holder of Preferred Shares, a certificate or certificates for the number of Ordinary Shares to which such holder shall be entitled as aforesaid.

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40A.	Anti Dilution

40A.1.	The initial Respective Conversion Price for the applicable Preferred Shares shall be each Preferred Share’s Respective Price Per Share (the “Respective Conversion Price”). The Respective Conversion Price of the Preferred Shares will be appropriately adjusted to the extent necessary for the holders of Preferred Shares to maintain their proportionate equity interest in the Company on a fully diluted basis (“Proportionate Adjustment”), such that the proportionate equity interest of the holders of Preferred Shares shall remain unchanged from immediately before to immediately subsequent to any of the following actions:

(i)	If the Company declares a dividend, or otherwise makes a distribution, only for the outstanding Ordinary Shares;

(ii)	If the Company splits or otherwise reclassifies the outstanding Ordinary Shares into a greater or lesser number of shares.

40A.2.	Adjustments of the Respective Conversion Price upon Issuance of New Securities:

(A)	In the event of issuance by the Company of New Securities (or deemed issuance of New Securities, as set forth in Sub-Article (D) below) at a price per share lower than the Respective Conversion Price in effect at the time of issuance of such New Securities with respect to such series (one or more) of Preferred Shares, such Respective Conversion Price will be reduced, for no additional consideration, to a new Respective Conversion Price determined by the following formula, which is based on a broad-based weighted average anti-dilution protection:

P’ =	(N x P) + C
N+n

where:

P =	the Respective Conversion Price of the Preferred Shares (or any series thereof) prior to the dilutive issuance.

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P' =	New Conversion Price of the Preferred Shares (or any series thereof) following the dilutive issuance.

N =	Total number of Ordinary Shares outstanding immediately prior to the dilutive issuance of New Securities (on a fully-diluted basis after giving effect to all Convertible Securities (as defined below), including options reserved or allocated under employee share option plan authorized by the Company, whether or not granted and assuming the conversion into Ordinary Shares of all Convertible Securities).

n =	Number of New Securities issued in such dilutive issuance.

C =	Total amount of consideration received by the Company for the New Securities issued in such dilutive issuance.

(B)	No adjustments to the Respective Conversion Price shall be made in an amount less than one US cent per share. No adjustment to the Respective Conversion Price shall be made if it has the effect of increasing the Respective Conversion Price beyond the applicable Conversion Price immediately prior to such adjustment. No adjustment of the Respective Conversion Price shall be made in respect of the issuance of New Securities unless the consideration per share for a New Security issued or deemed to be issued by the Company is less than the Respective Conversion Price in effect on the date of, and immediately prior to such issuance.

(C)	Determination of Consideration. For purposes of Sub-article 40A.2 hereof, the consideration received by the Company for the issuance of any New Securities shall be computed as follows:

(i)	Cash and Property: Such consideration shall:

(1)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company;
(2)	insofar as it consists of property other than cash (including, without limitation, securities of any type), be computed at the fair value thereof at the time of such issuance, as determined in good faith by the Board of Directors; and
(3)	in the event New Securities are issued together with other shares or securities or other assets of the Company ("Related Securities") for consideration which covers both, the proportion of such consideration so received will be computed as provided in clauses (1) and (2) above, as determined in good faith by the Board of Directors, based on the actual consideration paid for the New Securities less the fair market value of the Related Securities.

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(ii)	Options and Convertible Securities. The consideration per share received by the Company for New Securities deemed to have been issued pursuant to, relating to Convertible Securities, shall be determined by dividing (x) the total amount, if any, received or receivable by the Company as consideration for the issuance of such Convertible Securities (as defined below), plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise or the conversion or exchange of such Convertible Securities, by (y) the maximum number of Ordinary Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(D)	Deemed Issuance of New Securities. In case that following adoption of these Articles, the Company grants or issues options to purchase or rights to subscribe for Ordinary Shares, or securities by their terms convertible into or exchangeable for Ordinary Shares or options to purchase or rights to subscribe for such convertible or exchangeable securities (collectively, "Convertible Securities"), the aggregate maximum number of Ordinary Shares deliverable upon exercise (assuming the satisfaction of any conditions to exercise, including without limitation, the passage of time, but without taking into account potential anti-dilution adjustments) of such Convertible Securities, shall be deemed to have been issued at the time of the issuance of such Convertible Securities at a consideration equal to the consideration (determined in the manner provided in Sub-article (C) received by the Company upon the issuance of such Convertible Securities plus any additional consideration payable to the Company pursuant to the term of such Convertible Securities (without taking into account potential anti-dilution adjustments) for the Ordinary Shares covered thereby; provided, however,

(x)	that if any Convertible Securities as to which an adjustment to the respective Conversion Price has been made pursuant to this Sub-article (D) expire without having been exercised, or in the event that such Convertible Securities were partially exercised, then the Respective Conversion Price shall be readjusted as if such Convertible Securities had not been issued or partially issued, as the case may be, and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed in the same manner.

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(y)	In addition, if such Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Company, or decrease or increase in the number of Ordinary Shares issuable, upon the exercise, conversion or exchange thereof, the Respective Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Convertible Securities.
(z)	In the case of any Options which expire by their terms not more than thirty (30) days after the date of issue thereof, no adjustment of the Respective Conversion Price shall be made until the expiration or exercise of all such Options.

(E)	For purpose of Sub-article 40A.2 hereof, the consideration for any New Securities shall be taken into account at the U.S. Dollar equivalent thereof, on the day such New Securities are issued or deemed to be issued pursuant to Sub-article (D).

40A.3.	Other Distributions. In the event the Company declares a distribution payable in securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends) or options or rights not referred to in Sub-article 40A.1., then, in each such case, the holders of Preferred Shares shall be entitled to receive such distribution, in respect of their holdings on an as-converted basis as of the record date for such distribution.

40A.4.	Recapitalization. If at any time or from time to time there shall be a recapitalization of the Ordinary Shares (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Article), provision shall be made so that the holders of Preferred Shares shall thereafter be entitled to receive upon conversion of the Preferred Shares the number of Ordinary Shares or other securities or property of the Company or otherwise, to which a holder of Ordinary Shares deliverable upon conversion of the Preferred Shares would have been entitled immediately prior to such recapitalization. In any such case, appropriate adjustments shall be made in the application of the provisions of this Article 40A with respect to the rights of the holders of Preferred Shares after the recapitalization to the end that the provisions of this Article 40A (including adjustments of the Respective Conversion Price then in effect and the number of shares issuable upon conversion of the Preferred Shares) shall be applicable after that event as nearly equivalent as may be practicable.

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40A.5.	No Impairment. The Company will not, by amendment of these Articles or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder in this Article 40A by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Article 40A and in taking of all such actions as may be necessary or appropriate in order to protect the conversion rights of the holders of Preferred Shares against impairment.

40A.6.	No Fractional Shares. No fractional shares shall be issued upon conversion of the Preferred Shares, and the number of Ordinary Shares to be issued shall be rounded to the nearest whole share.

40A.7.	Certificate of Adjustment. Upon the occurrence of each adjustment or readjustment of the Respective Conversion Price pursuant to this Article 40A, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holders of Preferred Shares a certificate setting forth each adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, furnish or cause to be furnished to such holders a like certificate setting forth (A) such adjustment or readjustment, (B) the Conversion Price at the time in effect, and (C) the number of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of a Preferred Share.

40A.8.	Notice of Record Date. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (including a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of any class or any other securities or property, or to receive any other right, the Company shall mail to each holder of Preferred Shares, at least fourteen (14) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

40A.9.	Reservation of Shares Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares, solely for the purpose of effecting the conversion of the Preferred Shares, such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all issued and outstanding Preferred Shares; and if at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Preferred Shares, in addition to such other remedies as shall be available to the holders of such Preferred Shares, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Ordinary Share capital to such number of shares as shall be sufficient for such purposes

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40B.	Liquidation Preference Rights

Notwithstanding anything to the contrary herein contained, in the event of Liquidation, distributions of legally available funds and/or assets to the Shareholders of the Company (hereinafter, the “Distributable Amount”) shall be made in the following order of preference:

(i)	First, the holders of Preferred B2 Shares shall be entitled to receive, on a pro-rata and pari passu basis amongst themselves, in preference to any distribution made to other Shareholders of the Company, an amount per each Preferred B2 Share (in cash, cash equivalents or, if applicable, securities) equal to the Price Per Preferred B2 Share, plus accumulated interest equal to Libor (for 12 months) + 2% per annum, compounded annually, less the amount of any dividends previously paid in preference (in accordance with Article 123 below), for a period from the closing date of its respective investment in the Company in consideration for such Preferred Shares through the date of the payment of such amount, subject to adjustments for Recapitalization Event (the “Series B2 Preference Amount”).

(ii)	Second, and after payment in full of the Series B2 Preference Amount, the holders of Preferred B1 Shares shall be entitled to receive, on a pro-rata and pari passu basis amongst themselves, in preference to any distribution made to other Shareholders of the Company, an amount per each Preferred B1 Share (in cash, cash equivalents or, if applicable, securities) equal to the Respective Price Per Preferred B1 Share, plus accumulated interest equal to Libor (for 12 months) + 2% per annum, compounded annually, less the amount of any dividends previously paid in preference (in accordance with Article 123 below), for a period from the closing date of their respective investment in the Company in consideration for such Preferred Shares through the date of the payment of such amount (subject to adjustments for Recapitalization Event) (the “Series B1 Preference Amount”).

(iii)	Third, and after payment in full of the Series B2 Preference Amount and the Series B1 Preference Amount, the holders of Preferred A Shares and Preferred B Shares shall be entitled to receive, on a pro-rata and pari passu basis amongst themselves, in preference to any distribution made to other Shareholders of the Company, an amount per each Preferred Share (in cash, cash equivalents or, if applicable, securities) equal to the Price Per Preferred B Share and/or Price Per Preferred A Share (as the case may be) paid by each holder of Preferred Shares plus accumulated interest equal to Libor (for 12 months) + 2% per annum, compounded annually, less the amount of any dividends previously paid in preference (in accordance with Article 123 below), for a period from the closing date of its respective investment in the Company in consideration for such Preferred Shares through the date of the payment of such amount (subject to adjustments for Recapitalization Events) (such preference distribution shall be distributed among the holders of Preferred A Shares and Preferred B Shares on a pro rata basis to their Preferred Shares holdings on an as converted basis) (the “Series A and B Preference Amount”).

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The Series B2 Preference Amount, the Series B1 Preference Amount and/or the Series A and B Preference Amount shall be referred to below as the “Respective Preference Amount”

(iv)	Fourth, after payment in full of the Series B2 Preference Amount, the Series B1 Preference Amount and the Series A and B Preference Amount, the employees of the Company will be entitled to receive, prior to any other distribution of funds to the Company’s shareholders, the lower of the following amounts (each of which will be referred to below as the “Employees’ Special Consideration”): (i) 2% of the aggregate consideration received by the Company and/or its shareholders (in cash, stock or kind) in the Liquidation; or (ii) US$ 3,000,000.

The Board shall set up a committee that will include the Chairman of the Board and the Company’s CEO and CFO to prepare a suggested list of employees entitled to participate in the distribution of the Employees’ Special Consideration, and the suggested breakdown of amounts to be distributed to each such employee. Such suggested list will be subject to the approval of the Board prior to the Closing of the Liquidation or immediately thereafter.

(v)	After payment in full of the Respective Preference Amount and the Special Consideration, as described above, all Shareholders of the Company shall be entitled to get their pro rata part of the remaining Distributable Amount on an as converted basis.

41.	Reserved

42.	Transfer and Transmission

Any transfer of shares in the Company shall be subject to the following provisions:

43.	Preemptive Rights

Each Shareholder of the Company holding at least 2% of the issued and outstanding share capital of the Company, and Arancia and/or its Permitted Transferees (as defined below) (each an “Eligible Shareholder” and together “Eligible Shareholders”), shall have the right to purchase its pro-rata share of New Securities that the Company may, from time to time, propose to sell and issue. Each Eligible Shareholder's pro rata share shall be the ratio of the number of Company's Ordinary Shares (on an as-converted basis) then held by such Eligible Shareholder as of the date of the Rights Notice (as defined hereunder), to the sum of the total number of Ordinary Shares (on an as-converted basis) as of such date held by all Eligible Shareholders. This right of first refusal shall be subject to the following provisions:

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43.1.	If the Company proposes to issue New Securities, it shall give each of the Eligible Shareholders written notice (the "Rights Notice") of its intention, describing the New Securities, the price, the general terms upon which the Company proposes to issue them, and the number of shares that each of the Eligible Shareholders of the Company accordingly have the right to purchase under this Article. The Eligible Shareholders of the Company may give the Company notice within fourteen (14) days from delivery of the Rights Notice stating the number of New Securities as to which such Eligible Shareholder accepted the offer to purchase, for the price and upon the general terms specified in the Rights Notice (and if such written notice is not provided to the Company within the aforesaid 14-day period, then such Eligible Shareholder shall be deemed to have forfeited its rights under this Article 43). If an Eligible Shareholders fails to exercise in full and purchase its pro rata share within the period specified above (the “Over-allotment”), each Eligible Shareholder holder who exercised in full its right to purchase its pro rata share of the New Securities shall be entitled to purchase its pro rata portion (i.e. distributed pro rata among all Eligible Shareholders who have fully exercised such right) of such Over-allotment.

43.2.	If any Shareholder fails to exercise in full its rights under this Article 43 within the period or periods specified in Article 43.1, and such shares have not been purchased pursuant to the right to Over-allotment, the Company shall have one hundred twenty (120) days after delivery of the Rights Notice to sell the unsold New Securities at a price and upon general terms no more favorable to the purchasers thereof than specified in the Company's notice. If the Company has not sold the New Securities within said one hundred twenty (120) day period the Company shall not thereafter issue or sell any New Securities without first offering such securities to the Shareholders in the manner provided above.

43.3.	The Pre-emptive Rights granted under this Article shall terminate upon a Qualified IPO.

44.	Right of First Refusal

44.1.	Subject to Article 44.4 below, a Shareholder who wishes to sell all of its shares in the Company, or a part thereof (in this Article 44: the “Seller”) shall give a written notice to that effect to any Shareholder of the Company holding at least 2% of the issued and outstanding share capital of the Company (in this Article 44: the “Other Shareholders”), and in the notice he shall give detail regarding the number and class of shares that it wishes to sell (in this Article 44: the “Sold Shares”), the price that the Seller deems to be fair for the Sold Shares, and the conditions in which it wishes to sell the Sold Shares (in this Article 44: the “Notice of Sale”). Each of the Other Shareholders may accept such offer in respect of all or any of the Sold Shares by serving the Company a notice to that effect within 14 days after being served with the Notice of Sale (the “Notice Period”); any of the Other Shareholders failing to respond within such 14 day period, shall be deemed to have forfeited its rights under this Article 44.

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44.2.	If the acceptances, in the aggregate, are in respect of all of, or more than, the Sold Shares, then the accepting Other Shareholders shall acquire the Sold Shares, on the terms aforementioned, in proportion to their respective holdings (which shall equal the ratio of the number of Company's Ordinary Shares (on an as-converted basis) then held by such accepting Other Shareholder as of the date of the Notice of Sale, to the sum of the total number of Ordinary Shares (on an as-converted basis) as of such date held by all accepting Other Shareholders), provided, that no Other Shareholder shall be entitled to acquire under the provisions of this Article 44 more than the number of Sold Shares initially accepted by such Other Shareholders.

44.3.	If the acceptances, in the aggregate, are in respect of less than the number of Sold Shares, then the accepting Other Shareholders shall not be entitled to acquire the Sold Shares, and the Seller, at the expiration of the Notice Period, shall be entitled to transfer all (but not less than all) of the Sold Shares, provided, however, that if the Sold Shares are not transferred within 90 days after the expiration of the Notice Period, then any transfer of the Sold Shares shall again be subject to the provisions of this Article 44.1 above

44.4.	The provisions of this Article 44 shall not apply in the following cases:

(i)	The transfer of shares from a Shareholder to its Permitted Transferee, and provided that: (i) the Permitted Transferee agrees in writing to be bound by all agreements binding upon the Shareholders immediately prior to such transfer; (ii) no subsequent transfer of any of such shares may be made except in conformity with the provisions of this Article 44; and (iii) in the event of a transfer to a Permitted Transferee which is a company, that such Permitted Transferee shall undertake in writing towards the Company and towards all of the Other Shareholders, as a condition precedent to the transfer, that the provisions of this Article 44 shall apply, mutatis mutandis, also in connection with a transfer of the control in such transferee.

(ii)	The term "Permitted Transferee” shall mean: (i) in the case of an individual Shareholder - a spouse, parents, child, brother, sister or trustee of the shareholder (or his/her spouse) and any corporate entity which is controlled by him/her; (ii) in the case of any incorporated Shareholder - an entity that controls, is controlled by, or is under common control with such incorporated shareholders, and (iii) in case of any Shareholder which is a limited or general partnership - its partners, affiliated partnerships managed by the same management company or managing (general) partner or by an entity which controls, is controlled by, or is under common control with, such management company or managing (general) partner).

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In addition to the above: (i) BIP, Glenrock, Vintage, M-4, Israeli Fund (if and to the extent actually entered into the Series B2 Investment Agreement) and Plasson shall be deemed a Permitted Transferee of MMT; and (ii) all the entities which are part of the Ofer Group (as defined below) will be Permitted Transferees of each other. In these Articles, the term “the Ofer Group” shall mean: Ofer Hi-Tech Investments Ltd., Ofer Hi-Tech Ltd., Ofer Investments Group, Ofer (Ships Holding) Ltd., Ofer Holdings Group Ltd., Lynav Shipping, Naiot Technological incubator Ltd., Idan Ofer and Ehud Angel (for each of Idan Ofer and Ehud Angel: including its spouse, child, brother, sister or company or trustee which is under hiss control or in which he is the prime beneficiary).

The term “control” in this Article 44 shall have the same meaning as it has in the Securities Law, 5748 – 1988.

Restrictions on Transfer

45.	Notwithstanding the foregoing the Board of Directors may refuse a transfer of shares in the Company in the event of:

45.1.	A transfer to a competitor of the Company.

45.2.	A transfer to an entity which has been convicted, or the directors of which have been convicted, of criminal offenses of moral turpitude, or there is a concern that an action of said character will be filed against them.

The provisions of Article 44 above concerning first refusal rights shall also apply to a transfer of shares from the transferee to additional transferees.

46.	The Provisions of Articles 42-53 shall not apply to transfer of shares as a result of a death of a sole share holder. In such case the following provisions shall apply;

46.1.	The executors or administrators of a deceased sole holder of a share or, if there are no executors or administrators, the persons beneficially entitled as heirs of a deceased sole holder shall be the only persons recognized by the company as having any title to the share. In the case of a share registered in the names of two or more holders, the survivors or survivor or the executors or administrators of the deceased survivor or, if there is no executor or administrator, the person beneficially entitled as heirs of such survivor, shall be the only person recognized by the company as having any title to the share.

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46.2.	Any person becoming entitled to a share in consequence of the death or bankruptcy of a member, shall, upon such evidence being produced as may from time to time be required by the directors, have the right either to be registered as a member in respect of the share, or, instead of being registered himself, to make such transfer of the share as the deceased or bankrupt person could have made; but the directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by the deceased or bankrupt person before the death or bankruptcy.

46.3.	A person becoming entitled to a share by reason of the death or bankruptcy of the holder, shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share, except that he shall not, before being registered as a member in respect of the share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the company.

47.	Reserved

48.	Bring Along Rights

48.1.	Prior to a Qualified IPO, in the event that a third party will offer to purchase the entire share capital of the Company (in this Article, the “Purchase Offer”) and such offer is conditioned upon the sale of all shares of the Company to such third party and the Company’s Shareholders holding 75% or more of the Company’s issued share capital on an as-converted basis (in this Article, the “Forced Sale Majority”) have accepted such offer, all other Shareholders (in this Article, the “Minority”) shall be required to sell their shares in such transaction, on the same terms and conditions, provided that the holders of Preferred Shares shall not be required to sell their Preferred Shares under such transaction in an event that the Company’s pre-money valuation shall be lower than US$ 50,000,000.

48.2.	The provisions of Article 44 shall not apply to a transfer of shares under this Article 48. The Company shall, within thirty (30) days of the date that the Forced Sale Majority has accepted the Purchase Offer of the offeror thereof, notify, or cause to be notified, each of the Minority in writing of such Purchase Offer. Such notice shall set forth: (a) the name of the offeror; (b) the proposed amount and form of consideration and terms and conditions of payment offered by the offeror; and (c) subject to the provisions of Sections 341(b) and (c) of the Law, the date on which such purchase is anticipated to be consummated and closed. If any of the Minority fail to execute and/or deliver the appropriate documentation required to effect the said transaction and without derogating from the provisions of Section 341 of the Law, it is hereby agreed that such Minority (A) shall be deemed to have given an irrevocable power of attorney to such person as shall be designated by the Company’s Board to accept such Purchase Offer and (B) at the closing of such purchase, will transfer all their shares to the offeror. In the event that a shareholder fails to surrender its share certificate(s) in connection with the consummation of such Purchase Offer, such certificate shall be deemed canceled and the Company shall be authorized to issue a new certificate in the name of the offeror and the Board shall be authorized to establish an escrow account into which the consideration for such canceled shares shall be deposited and to appoint a trustee to administer such account. Without derogating from the foregoing, in the event that a Minority refuses to comply with this Article 48, the Forced Sale Majority may proceed to protect and enforce the rights of the Forced Sale Majority contained in this Article 48.

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48.3.	At every meeting of the Shareholders of the Company called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written resolution of the Shareholders of the Company with respect to any of the following, the Minority shall vote all shares of the Company that the Minority then hold or for which such Minority otherwise then have voting power (collectively, for the purposes of this Sub-article 48.3, the “Shares”): (A) in favor of approval of the Purchase Offer and any matter that could reasonably be expected to facilitate the Purchase Offer, and (B) against any proposal for any recapitalization, merger, sale of assets or other business combination (other than the Purchase Offer) between the Company and any person or entity other than the offeror or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the definitive agreement(s) related to the Purchase Offer or which could result in any of the conditions to the Company's obligations under such agreement(s) not being fulfilled, in each case unless otherwise determined by the Forced Sale Majority. For purposes of this Sub-article 48.3, the term Purchase Offer shall be deemed to include, in addition, a sale of all or substantially all of the Company’s assets. The provisions of this Sub-article 48.3 shall apply only to the extent that any Shareholder vote is required in order to effect such sale.

48.4.	The aforesaid 75% shareholding requirement is hereby determined also for the purposes of Section 341 of the Law.

49.	[Reserved]

50.	No transfer of shares shall be registered unless a proper instrument of transfer has been submitted to the Company, coupled with the certificate for the shares to be transferred, and any other evidence as the Board of Directors may reasonably require of the title of the transferor to transfer his shares. As long as the transferee is not registered in the Register in respect of the shares transferred to him, the rights and obligations of the registered owner of the shares shall in no way be affected by the attempt to transfer.

51.	The Instrument of transfer of any share shall be in writing substantially in the following form or in any other form declared by the Board of Directors of the Company and shall be signed by the transferor and transferee, or a representative thereof:

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I, the undersigned, of _______________, in consideration of the sum of NIS ___ paid to me by ______________ of _________ (hereinafter called the "Said Transferee") do hereby transfer to the Said Transferee ____ Ordinary Shares in ___________ Ltd., to hold unto the Said Transferee, executors, administrators, and assigns, subject to the several conditions on which I held the same at the time of the execution thereof, and I, the Said Transferee, do hereby agree to take the said share (or shares) subject to the above mentioned conditions.

As witness our hands the __ day of _________, 20___

The Transferor	The Transferee

Witness to the Signatures: _____________.

52.	The Board of Directors may suspend the registration of transfers during the fourteen (14) days immediately preceding the forthcoming Annual General Meeting in each year. Such decision shall be in effect provided Shareholders were notified thereof at least thirty (30) days before the aforesaid General Meeting.

53.	The Company may recognize the receiver or liquidator of any Shareholder in winding-up or dissolution, or the trustee in bankruptcy or any official receiver of a bankrupt Shareholder as being entitled to the shares registered in the name of such Shareholder.

54.	Subject to the provisions of Article 114, the Company may, from time to time by resolution of its Shareholders:

54.1.	Consolidate and divide its share capital into shares of larger amount than its existing shares;

54.2.	Divide, by sub-division of its existing shares, of any of them, the whole or any part of its share capital into shares of smaller amount than is fixed by Article 6 above.

54.3.	Cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person;

54.4.	Reduce its share capital in any manner and with and subject to any incident authorized, and consent required, by law.

Borrowing Powers

55.	The Board of Directors may from time to time, at its discretion, borrow or secure the payment of any sums of money for the purposes of or in connection with Company's affairs.

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56.	The Directors may raise or secure the repayment of such sum or sums in such manner, at such times and upon such terms and conditions in all respects as they think fit, and, in particular, by the issue of bonds, perpetual or redeemable debentures, debenture stock, or any mortgages, charges, of other securities on the undertaking of the whole or any part of the property of the Company, both present and future, including its uncalled capital for the time being and its called but unpaid capital.

General Meetings

57.	An Annual General Meeting shall be held once in every calendar year at such time (within a period of not more than fifteen (15) months after the last Annual General Meeting) and at such time and place as the Board of Directors may fix.

58.	All General Meetings, other than Annual General Meeting, shall be called "Extraordinary General Meetings". The Board of Directors may, whenever it deems fit, convene an Extraordinary General Meeting, and shall be obligated to do so upon a request in writing in accordance with Section 63 of the Law.

59.	All General Meetings shall be convened by the Board of Directors alone, upon its discretion or upon demand of a person or persons empowered to do so by the Law. A notice of the General Meeting shall be sent by the Board of Directors according to Articles 140 to 144 to all registered Shareholders no more than twenty-one (21) days after a decision has been made to convene the General Meeting, or the demand according to Section 63 of the Law has been presented in writing to the Chairman of the Board of Directors, and no less than seven (7) days before the General Meeting is to take place.

60.	A notice of a General Meeting to be convened shall include the date, time and place of the General Meeting, as well as an outline of the matters to be discussed and the votes to be taken at the Meeting.

61.	Any resolution in writing signed by all Shareholders of the Company entitled to vote at General Meetings or to which all said Shareholders have given their written consent, by letter, or fax or telegram or telex or electronic mail or by other media, shall be deemed to have been unanimously adopted by a meeting duly convened and held.

Proceedings at General Meetings

62.	No business shall be transacted at a General Meeting unless the requisite quorum is present at the commencement of the business, and no resolution shall be passed unless the requisite quorum is present when the resolution is voted upon.

63.	Save as herein otherwise provided, a quorum shall be formed when there are present personally or by proxy, two or more Shareholders holding between them a majority of the voting power of the of the Company.

64.	If within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall be postponed to the same day, time and place one week following. At such postponed meeting a quorum shall be formed according to Article 65 below.

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65.	If a delayed General Meeting is convened according to Article 64 above, and a quorum is not present within half an hour of the announced time, the Meeting shall commence with any number of Shareholders present, and all resolutions adopted shall be deemed binding upon the Company as if a legal quorum was present, provided that such resolutions were in accord with the outline of matters to be discussed, included in the notification sent to the Shareholders according to Article 64 above.

66.	The Chairman, if any, of the Board of Directors shall preside as Chairman at every General Meeting of the Company. If there is no such Chairman or if at any meeting he is not present within fifteen (15) minutes after the time appointed for holding the meeting or is unwilling to act as Chairman, the Shareholders present shall choose someone of their number to be Chairman. The Chairman of any General Meeting of the Company shall not be entitled to a second vote.

67.	Subject to the provisions of Article 114, resolutions shall be adopted if approved by the holder(s) of a majority of shares held by the Shareholder(s) present at the General Meeting whether personally or by proxy. Abstentions shall be counted as part of the majority vote.

68.	[Reserved]

69.	Every question submitted to a General Meeting will be decided by poll.

70.	A declaration by the Chairman of the meeting that a resolution has been carried unanimously, or carried by a particular majority, or lost, and an entry to that effect in the book of proceedings of the Company, shall be prima-facie evidence of the fact without proof of the number or proportion of the votes recorded in favor of or against such resolution.

71.	The Chairman of a General Meeting may adjourn the same from time to time and from place to place, and the Chairman shall do so if the meeting so demands; but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. A notice of the adjournment and of the matters to be included in the agenda of the adjourned meeting shall be given to all Shareholders entitled to receive notices of General Meetings.

Votes of Shareholders

72.	Every Shareholder, present in person or by proxy, shall upon a poll, have such number of votes equal to the aggregate number of shares it holds. The number of votes of the holders of Preferred Shares in the General Meetings shall be calculated in accordance with the above except that the number of shares held by each such holders of Preferred Shares shall be calculated on an as-if converted basis.

73.	A corporation being a Shareholder of the Company may, by resolution of its directors or any other managing body thereof, authorize any person it deems fit to be its representative at any meeting of the Company. Any person so authorized shall be entitled to exercise on behalf of the corporation which he represents all the powers which the corporation could have exercised if it were an individual Shareholder.

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74.	Shareholders may vote either personally or by proxy, or, if the Shareholder is a corporation, by a representative pursuant to Article 75 or by a duly authorized proxy.

75.	A Shareholder wishing to appoint a proxy for the sole purpose of voting in his place at a General Meeting, may do so. The instrument appointing such a proxy shall be in writing under the hand of the appointer or of his attorney duly authorized in writing, or, if such appointer is a corporation by a duly authorized representative in the following form or in any other form which may be approved by the Board of Directors of the Company:

I, _____ of _________being a Shareholder of Enzymotec Ltd., hereby appoint of as my proxy to vote for me and on my behalf at the (annual or extraordinary as the case may be) General Meeting of the Company to be held on the _ day of ___, ___ and at any adjournment thereof.

Signed this ___ day of ________, 20___.

The appointment may be by facsimile transmission.

76.	In case of holders the vote of the senior who tenders a vote whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders; for this purpose seniority shall be determined by the order in which the names stand in the Register.

77.	No Shareholder shall be entitled to vote at any General Meeting unless all calls or other sums then payable by him in respect of his voting shares in the Company have been paid

78.	The instrument appointing a proxy and the power of attorney or other authority, if any, under which it is signed or a notarially certified copy of that power or authority shall be deposited at the registered office of the Company not less than twenty four (24) hours before the time for holding the meeting at which the person named in the instrument proposes to vote. The chairman of the meeting shall be entitled to waive such requirement of deposit of twenty four hours before the meeting upon his sole discretion.

79.	A vote given in accordance with the terms of an instrument of appointment of attorney or proxy shall be valid notwithstanding the previous death of the principal, or revocation of the appointment, or transfer of the share in respect of which the vote is given, provided no intimation in writing of the death, revocation or transfer shall have been received at the office or by the Chairman of the meeting before the vote is given.

79A.	Subject to the provisions of Article 114 or unless required by applicable law, all Shareholders of the Company shall vote together as a single class on any matter presented to the shareholders and all matters shall require the approval by the holders of a majority of the voting power of the Company represented at the meeting of all shareholders of all classes (and all of the series of Preferred Shares) voting together as a single class, on as converted basis.

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79B.	A resolution in writing signed by all Shareholders of the Company then entitled to attend and vote at General Meetings or to which all such Shareholders have given their written consent (by letter, facsimile or otherwise) shall be deemed to have been unanimously adopted by a General Meeting duly convened and held.

The Board of Directors

80.	The number of members of the Board of Directors of the Company shall be not less than one (1) and not more than nine (9) members.

80.1.	The Board of Directors (and of any subsidiaries of the Company) shall not be elected by the General Meeting of the Shareholders but in the manner set forth in this Article 80. Each Shareholder holding in the aggregate 14% of the outstanding share capital of the Company (on an as-converted-basis) shall be entitled, by a written notice to the Company, to appoint one member to the Board per each such 14% of the outstanding share capital of the Company held by such Shareholder, to remove from office any director appointed by them and to nominate another director in his stead. For illustration purposes, if a Shareholder holds 30% of the share capital of the Company, it will be entitled to appoint two (2) members to the Board.

80.2.	Notwithstanding the provisions of Article 80.1 above, as long as each of MMT, Galam and Ofer Hi-Tech holds at least 7% of the outstanding share capital of the Company (on an as-converted-basis), each of them shall be entitled to appoint one director to the Board. The provisions of this Article 80.2 will not derogate from a Shareholders’ right to appoint more than one member to the Board in accordance with the provisions of Article 80.1 above.

80.3.	Notwithstanding the provisions of Article 80.1 above, as long as Galam (together with its Permitted Transferees) holds at least 35% of the share capital of the Company (on an as-converted-basis), three (3) directors shall be appointed and dismissed by Galam (or more, if Galam is entitled to appoint more than three directors in accordance with Article 80.1 above). Furthermore, as long as Ofer Hi-Tech and MMT (together with their respective Permitted Transferees) hold at least 35% of the share capital of the Company (on an as-converted basis), and are entitled to appoint only two directors in accordance with Article 80.1 above, then in addition to such two directors, they shall be entitled to appoint and dismiss an additional director by a unanimous written consent of Ofer Hi-Tech and MMT (i.e. three directors altogether);

80.4.	Up to two (2) directors shall be industry experts (the "Professionals Directors"), which may be appointed and dismissed only by a unanimous written consent of Galam, Ofer Hi-Tech and MMT. The service term of the Professionals Directors shall be up to three (3) years, and the prior unanimous written consent of Galam, Ofer Hi-Tech and MMT will be required in order to terminate the services of such directors prior to the aforesaid pre-designated term or in order to extend such term; and

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80.5.	one (1) director, who will preside as Chairman of the Board of Directors (the “Chairman”), will be appointed and dismissed by a unanimous written consent of Galam, Ofer Hi-Tech and MMT. The service term for the Chairman shall be up to three (3) years and the prior unanimous written consent of Galam, Ofer Hi-Tech and MMT will be required in order to terminate the services of such Chairman prior to the aforesaid pre-designated term or in order to extend such term. The aforesaid Shareholders shall form a special committee for the purpose of locating and recruiting the Chairman. In the event that the aforesaid Shareholders do not reach into a unanimous agreement as to the identity of the Chairman during a period of six (6) months from the date these Articles are adopted by the Shareholders (or, in the event that the aforesaid Shareholders do not reach into a unanimous agreement as to the identity of the Chairman during any six (6) month period from the date said Shareholders commenced locating a Chairman), then the aforesaid Shareholders shall appoint an agreed upon independent arbitrator who shall decide on the identity of the Chairman among the candidates presented to him/her taking solely the best interests of the Company into consideration (if no agreement as to the identity of the arbitrator is reached within 14 days from the decision to approach such arbitrator, then the Chairman of the Israeli Bar will appoint the arbitrator). The dismissal of the Chairman, if unanimous written consent of Galam, Ofer Hi-Tech and MMT for such dismissal is not be reached, will be made through utilizing the aforesaid appointment process of an independent arbitrator to decide upon the dismissal, mutatis mutandis.

80.6.	Notwithstanding the provisions of Articles 80 above, if less than 71.25% of the Investment Amount (as defined in the Series B2 Investment Agreement – i.e. less than US$ 5,700,000) is paid to the Company when due under the terms of the Series B2 Investment Agreement, then, unless if the aforesaid $ 5.7M threshold is not reached due to non-payment by Galam, the Board of Directors (and of any subsidiaries of the Company) shall be appointed as follows:

(i)	three (3) directors shall be appointed and dismissed by Galam; One of the members appointed by Galam will preside as Chairman of the Board of Directors; and

(ii)	one (1) director shall be appointed and dismissed by Ofer Hi-Tech; and

(iii)	one (1) director shall be appointed and dismissed by MMT; and

(iv)	two (2) director shall be an industry experts appointed and dismissed by the Board of Directors (by a majority vote).

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80.7.	For as long as each of MMT, Galam and Ofer Hi-Tech is entitled to designate member(s) to the Board, and it elects not to designate such member, then each of MMT, Galam and/or Ofer Hi-Tech shall, to the extent it has not appointed a Board member, be entitled to designate a non-voting observer to the Board, provided that such observer signs a non-disclosure agreement in a form satisfactory to the Company. Such observer shall be entitled to notice of, and to attend (whether in person, telephonic or otherwise) all Board meetings and shall be entitled to receive all documents and information provided to any director, but will not be entitled to vote at any Board meeting. Such observer may only be removed from office by his appointer.

80.8.	As long as Arancia or any of its Permitted Transferees holds more than 1% of the Company’s issued and outstanding share capital, Arancia shall be entitled to appoint one (1) observer to the Board of Directors (the “Arancia’s Observer”). The Observer shall be entitled to notice of, and to attend (whether in person, telephonic or otherwise) all Board meetings and shall be entitled to receive, subject to customary confidentiality undertakings, all documents and information provided to any director, but will not be entitled to vote at any Board meeting. Arancia’s Observer may only be removed from office by his appointer.

81.	[Reserved]

82.	A Director may appoint in writing, at any time, any person to act as a substitute director in his stead at any meeting or meetings of the directors at which that director is unable to be present. Any director so appointed shall be entitled to exercise all the powers and authorities of the director who appointed him, and shall comply with all the duties imposed on that director. Such appointment may be by facsimile transmission.

83.	A person who has ceased to be a member of the Board of Directors shall be eligible for re-appointment.

84.	If any member of the Board of Directors is not appointed, or if the office of a member of the Board of Directors is vacated, the continuing members of the Board of Directors may, as long as their number does not fall below the quorum, act in every matter. If the number of Directors falls below quorum, they shall not act except in emergency.

85.	[Reserved]

86.	The office of a member of the Board of Directors shall, ipso facto, be vacated upon the happening of any of the following events:

86.1.	Upon his death, or, if the Director is a Company, upon its winding-up;

86.2.	If he be found mentally incapable by a medical doctor or become of unsound mind by a legally authorized institution;

86.3.	If he becomes bankrupt;

86.4.	If he resigns his office by notice in writing to the Company or his employment is terminated according to Articles 93 and 94 below;

86.5.	If he is found guilty by a court of law, of crimes according to Section 232 of the Law.

86.6.	If an authorized court orders his office vacated, according to Section 233 of the Law.

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87.	Subject to the right of each Shareholder to appoint and dismiss the director(s) appointed by it, as set forth in Article 80 above, in the cases, the termination of a Director’s office pursuant to the shall be at the sole discretion of the Shareholders, decided upon by vote at the General Meeting. Before voting, the Shareholders will first allow the Director present his position before them, at the General Meeting.

88.	A Director wishing to retire from his office will notify the Chairman of the Board of Directors. Shall the Chairman himself wish to retire from his office, he shall notify all other Directors. Such notifications shall be in writing, and come into effect fourteen (14) days following the actual delivery of the last necessary notice.

89.	A member of the Board of Directors shall not be required to hold any qualification share.

90.	No member of the Board of Directors shall be disqualified by his office from holding any office or place of profit under the Company or under any company in which the Company shall be a Shareholder or otherwise interested, or from contracting with the Company either as vendor, purchaser, or otherwise, nor shall any such contract, or any contract or arrangement entered into by or on behalf of the Company in which any member of the Board of Directors shall be in any way interested, be avoided, nor shall any member of the Board of Directors be liable to account to the Company for any profit arising from any such office or place of profit or realized by any such contract or arrangement by reason only of such member of the Board of Directors holding that office or of the fiduciary relations thereby established, but it is declared that the nature of his interest must be disclosed by him at the meeting of the Board of Directors at which the contract or arrangement is first taken into consideration, if his interest then exists, or in any other case at the first meeting of the Board of Directors after the acquisition of his interest.

91.	The members of the Board of Directors and their substitutes, if any, shall not be paid remuneration or fees out of the funds of the Company unless the General Meeting so decides and at the rate determined by the General Meeting but may be reimbursed for expenses.

Proceedings of the Board of Directors

92.	The Board of Directors may meet together, upon at least seven (7) days prior notice, and adjourn their meetings and otherwise regulate their meetings and proceedings as they think fit. The Board of Directors shall also convene upon the written request of one director or more. A director shall be entitled to waive this notice requirement. His attendance at a meeting of the Board of Directors shall itself constitute such a waiver.

93.	No business shall be transacted at any meeting of the Board of Directors unless a quorum of directors is present at the commencement of the meeting, and no resolution shall be adopted unless the requisite quorum is present when the resolution is voted upon. Save as herein otherwise provided, a quorum shall be formed when there are present a majority of the directors of the Company.

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94.	If within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall be postponed to the same day, time and place one week following and notice shall be given to the absent directors of such postponed meeting. At such postponed meeting, a quorum shall be formed with the attendance of at least a majority of the directors then in office or such other number of directors as may be determined from time to time by the Shareholders in general meetings.

95.	[Reserved]

96.	Should the members of the Board of Directors fail to agree on the replacement of the Chairman of the Board within 30 days of such request by any two or more Board member, such a request shall, within 60 days following the lapse of the initial 30 days, be submitted to and determined by an extraordinary Shareholders meeting, who shall reach a decision by a simple majority of the present Shareholders at such meeting.

97.	The Chairman of the Board of Directors shall take the chair at every meeting of the Board of Directors, but if there is no such Chairman, or if at any meeting he is not present within fifteen (15) minutes of the time appointed for the meeting, or if he is unwilling to take the chair, the Directors present shall choose one of their number to the Chairman of such meeting. Such chairman shall have no second vote.

98.	A meeting of the Board of Directors at which a quorum is present shall be competent to exercise all the authorities, powers and discretion by or under the regulations of the Company for the time being vested in or exercisable by the Board of Directors generally.

99.	Resolutions proposed at any meeting of the Board of Directors shall be deemed adopted if passed by a majority of the members of the Board of Directors present and voting at the meeting. The Chairmen of the Board of Directors shall not have a second or casting vote in case of an equality of vote of the Board of Directors or in any other matter.

100.	A resolution in writing signed by all members of the Board of Directors or to which all member of the Board of Directors have agreed in writing or fax or by cable or telex or electronic mail shall be as valid and effective for all purposes as if passed at a meeting of the Board of Directors duly convened and held. The Board of Directors or any committee designated by it may resolve a specific matter without convening a meeting of the Board of Directors, or the committee, as applicable, if all of the directors entitled to participate and vote (including any respective alternate directors) agree not to convene. The Chairman of the Board of Directors, or the committee, as applicable, shall draft minutes of any such resolutions, including the resolution not to convene, and shall sign such minutes, all in accordance with the provisions of the Law.

101.	Meetings of the Board of Directors may be held through computer network, telephone, radio or any other media of communication, enabling the Directors to communicate with each other and hear each other simultaneously, in the presence of all of them, provided due prior notice detailing the time and manner of holding a given meeting is served (orally or otherwise) upon all the Directors. Any resolution adopted by the Directors in such a meeting will immediately be recorded in writing and signed by the Chairman of the Board of Directors or the Chairman of the meeting, and shall be valid as if adopted at a meeting of the Board of Directors duly convened and held.

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102.	The Board of Directors may for any special matter delegate any of its powers to committees consisting of one or several members, whether or not such members are Directors, as the Board of Directors may deem fit, and it may from time to time revoke such delegation. Any Committee so formed (in these Articles referred to as "a Committee of the Board of Directors") shall, in the exercise of the powers so delegated, conform to any regulations that may be imposed on it by the Board of Directors. The meetings and proceedings of any such Committee of the Board of Directors, consisting of two (2) or more members, shall be governed by the provisions herein contained for regulating the meetings of the Board of Directors, so far as the same is applicable thereto, and so far as not superseded by any regulation made by the Board of Directors under this Article.

103.	Notwithstanding Article 102 above, no Committee of the Board of Directors shall be authorized to exercise powers in the following matters:

103.1.	Determining general Company policy;

103.2.	Deciding upon distribution of equity to the Company’s Shareholders, whether by allocation of dividends or any other method, except for following specific guidelines decided upon by the Board of Directors itself;

103.3.	Determining the Board of Directors’ opinion on matters pertaining to a Special Tender Offer according to Sections 328-329 of the Law;

103.4.	The issuing of shares or securities convertible to shares;

103.5.	Approval of the Company’s financial reports;

103.6.	The Company’s approval of actions and transactions conducted in breach of an officer’s fiduciary duties, or transactions between the Company and any Shareholder holding 25% or above of the Company’s voting shares.

104.	All acts done at any meeting of the Board of Directors, or of a Committee of the Board of Directors, or by any person acting as a Director, shall, notwithstanding that it may afterwards be discovered that there was some defect in the appointment of such Directors or members of a Committee of the Board of Directors or person acting as aforesaid or any of them, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director or a member of such Committee of the Board of Directors.

Powers of the Board of Directors

105.	The management of the business of the Company shall be vested in the Board of Directors, and the Board of Directors may exercise all such powers and do all such acts and things as the Company is, by its Articles of Association or under the Law, authorized to exercise and do, and are not hereby or by statute directed or required to be exercised or done by the Company in General Meeting, but subject, nevertheless, to the provisions of the Law , and of these presents and any regulations or resolution not being inconsistent with these presents made from time to time by the Company in General Meeting; provided that no such regulation or resolution shall invalidate any prior act done by or pursuant to the directions of the Board of Directors which would have been valid if such regulation or resolution had not been made.

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Local Management

106.	The Board of Directors may from time to time provide for the management and transaction of the affairs of the Company in any specified locality, whether in Israel or abroad, in such manner as it thinks fit, and the provisions contained in the next following Article shall be without prejudice to the general powers conferred by this Article on the Board of Directors.

107.	The Board of Directors may from time to time and at any time, establish any local board or agency for managing any of the affairs of the Company in any such specified Locality, any may appoint any person to be a member of such local board, or any manger or agent, and may fix their remuneration. The Board of Directors may from time to time and at any time, delegate to any person so appointed any of the powers, authorities and discretion for the time being of any such local board to continue in his office notwithstanding any vacancy which may occur, and any such appointment or delegation may be made on such terms and subject to such conditions as the Board of Directors may think fit, and the Board of Directors may at any time remove any person so appointed and may annul or vary any such delegation.

Managing Directors and General Managers

108.	The Board of Directors may from time to time appoint one or more persons, whether or not Directors, as Managing Director or General Manager of the Company, either for a fixed term or without any limitation as to the period for which he or they is or are to hold office, and may from time to time (subject to any provisions of any contract between him or them and the Company) dismiss him or them from office and appoint another or others in his or their place or places.

109.	The remuneration of a Managing Director or Director General shall from time to time (subject to any contract between him and the Company) be fixed by the Board of Directors.

110.	The Board of Directors may from time to time entrust to and confer upon a Managing Director or a General Manager for the time being such of the powers exercisable under these presents by the Board of Directors as it may think fit, and may confer such powers for such time, and to be exercised for such objects and purposes, and upon such terms and conditions, and with such restrictions, as it thinks expedient; and it may confer such powers, either collectively with, or to the exclusion of, and in substitution for, all or any of the powers of the Board of Directors in that behalf; and may from time to time revoke, withdraw, alter or vary all or any of such powers, all as the Board of Directors may, from time to time, deem fit.

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111.	The general provisions in Article 109 shall not be construed in any way as allowing the powers detailed in Section 92(a) of the Law to be conferred upon a Managing Director or a General Manager, as the case may be.

Minutes

112.	The Board of Directors shall cause minutes to be duly entered in books provided for that purpose and which will also include:

112.1.	The names of the Directors present at each meeting of the Board of Directors and of any committee of the Board of Directors;

112.2.	The names of the Shareholders present at each General Meeting, whether in person, by trustee, or by proxy;

112.3.	All directions given by the Board of Directors to any Committee of the Board of Directors;

112.4.	All proceedings and resolutions of General Meetings and of meetings of the Board of Directors and Committees of the Board of Directors.

113.	Any minutes as aforesaid of a meeting of the Board of Directors, of a meeting of a Committee of the Board of Directors or of a General Meeting of the Company, if purporting to be signed by the Chairman of such meeting or by the Chairman of the next succeeding meeting or by the Chairman of such General Meeting, shall be accepted as prima facie evidence of the matters therein recorded.

114.	Corporate Governance

Notwithstanding anything to the contrary herein contained, until a Qualified IPO, any action or resolution of the Company's general meeting regarding any of the following issues shall require, subject to the qualifications set below, (i) the affirmative vote of the holders of at least 75% of the outstanding Preferred Shares voting as one class (on an as converted basis), or, (ii) when brought before the Board, the approval as set forth in Article 114A below:

114.1.	Amendment to the Company’s Articles of Association;

114.2.	Any increase, reduction, consolidation, subdivision, cancellation or variation of the rights attaching to any class of shares of the Company, which adversely affects the rights of such class vis-à-vis other class;

114.3.	With regard to Galam only, issuance of shares or other securities to an entity with activities in the core businesses of Galam;

114.4.	Entering into activities and contracts which are not in the ordinary course of the Company’s business;

114.5.	Any sale, transfer or assignment of intellectual property not in the ordinary course of business;

114.6.	The appointment and dismissal of the Company’s CEO, CTO and CFO, and their terms of employment;

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114.7.	Incidence of indebtedness or creation of liens on or encumbrances of assets in excess of US$ 3,000,000;

114.8.	Effecting any dissolution, liquidation or other winding up of the Company.

114A.	If any resolution pertaining to the issues enumerated 114.1 – 114.8 above is brought before the Board, then such a resolution will be adopted by the majority of directors then in office, provided that such resolution was not voted against by either: (i) all of the directors appointed by MMT and all of the directors appointed by Ofer Hi-Tech (including the director appointed by both of them); or (ii) all of the directors appointed by Galam. The foregoing approval procedure by the Board will automatically terminate and be null and void when one of the Company's Shareholders increases its holdings in the Company to 55% or more of the issued and outstanding share capital of the Company. Thereafter, any resolution brought before the Board will require the approval of the majority of the directors then in office.

115.	Confidentiality

The Company’s Shareholders agree that any information obtained from the Company which is proprietary to the Company or otherwise confidential will not be used or disclosed by any of the Shareholders, their agents or representatives, including to corporations or businesses in which the Shareholder holds an interest. The provisions of this Article 115 shall not apply to:

115.1.	Any information which shall become generally known to the public or to the industry trade through no violation of this Article 115; or

115.2.	Such information as was known to the Shareholder disclosing it prior to its disclosure (as can be evidenced by written records) other than as a result of a prior disclosure by a third party not legally entitled to disclose the same; or

115.3.	Any reasonable information disclosed by MMT to its investment committee subject to signing of a non disclosure undertaking in a form acceptable to the Company.

Branch Registers

116.	The Company may keep branch registers in any place outside of Israel, as the Board of Directors may deem fit, and, subject to the requirements of the Law, the Board of Directors may from time to time make and alter such regulations as it may deem fit in connection with the keeping of such branch registers.

The Stamp and the Right of Signature

117.	The Company shall have at least one rubber stamp, and the Board of Directors shall provide for the safe custody of such rubber stamp.

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118.	The Board of Directors shall be entitled to authorize (and revoke such authorization) any person or persons (even if he or they is or are not Director(s) of the Company) to act and sign on behalf of the Company in any given case or as general authority with or without limitations, all as may be determined from time to time by the Board of Directors, and the acts and signatures of such person or persons on behalf of the Company shall bind the Company insofar as such person or persons acted and signed within his or their powers as aforesaid. Any authorization granted by virtue of this Article, shall not be construed in any way to grant powers in matters detailed in Section 92(a) of the Law.

119.	The Company may exercise the powers conferred by Article 117 hereof with regard to having a rubber stamp for use abroad, and such powers shall be vested in the Board of Directors.

The Secretary, Officers, and Attorneys

120.	The Board of Directors may from time to time appoint a Secretary to the Company, as well as officers, personnel, agents and servants, for fixed, provisional or special duties, as the Board of Directors may from time to time deem fit, and may from time to time, in its discretion, suspend the service of any one or more of such persons.

121.	The Board of Directors may determine the powers and duties, as well as the salaries and emoluments, of such persons, and may demand security in such cases and at such amounts as it deems fit.

122.	The Board of Directors may from time to time, and at any time, by power of attorney, appoint any company, firm or person or body of persons, whether nominated directly or indirectly by the Board of Directors, to be the Attorney or Attorneys of the Company for such purpose and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Board of Directors under these Articles), and for such period and subject to such conditions as it thinks fit, and any such power of attorney may such provisions for the protection and convenience of persons dealing with any such Attorney as the Board of Directors may think fit, and may also authorize any such Attorney to delegate all or any of the powers, authorities and discretion vested in him.

Dividends and Reserve Fund

123.	In addition to the special rights conferred upon the Preferred Shares, as set forth in Articles 40 – 40B, the holders of Preferred Shares shall be entitled to receive, on a pro-rata and pari passu basis amongst themselves, dividends in preference to any dividend on any other security in the Company, when and as declared by the Board of Directors; no dividend shall be paid on the other shares in any fiscal year unless a proportionate dividend shall have been paid on such Preferred Shares to the full amount of such shares’ respective dividend preference; no dividend shall be paid on other shares in any fiscal year unless a dividend shall first have been paid on each Preferred Share in an amount equal to or greater than the aggregate amount of dividends payable on the number of the Ordinary Shares into which each Preferred Share could then be converted.

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124.	The Board of Directors may, before recommending any dividend, set aside, out of the profits of the Company, such sums as it thinks proper, as a reserve fund to meet contingencies, or for equalizing dividends, or for special dividends, or for repairing, improving and maintaining any of the property of the Company, and for such other purposes as the Board of Directors shall, in its absolute discretion, think conducive to the interests of the Company; and may invest the several sums so set aside upon such investments (other than shares of the Company) as it may think fit, and from time to time deal with and vary such investments, and dispose of all or any part thereof for the benefit of the Company, and may divide the reserve fund into such special funds as it thinks fit, and employ the reserve fund or any part thereof in the business of the Company, and without being bound to keep the same separate from the other assets.

125.	Subject to the provisions of Section 124 above and subject to the provisions of these articles as to the reserve fund, dividends shall be paid to the Shareholders of issued, outstanding and fully paid-up shares proportionately, as the proportion of the number of their issued, outstanding and fully paid-up shares to the total number of issued, outstanding and fully paid-up shares in the Company as of the time of the payment of the dividend, on pro rata basis.

126.	The Company in General Meeting may declare a dividend to be paid to the Shareholders according to their rights and interests in the profits, and may fix the time for payment; no dividend shall exceed the amount recommended by the Board of Directors, but the Company, in General Meeting, may declare a smaller dividend.

127.	The Board of Directors may from time to time pay to the Shareholders such interim dividend as may appear to the Board of Directors to be justified by the profits of the Company. Any such interim dividend shall be subject to the provisions outlined above with regard to dividends in general.

128.	A General Meeting declaring a dividend may resolve that such dividend be paid, wholly or partly, by the distribution of specific assets, and, in particular, by distribution of paid up shares, debentures, or debenture stock of the Company, or paid-up shares, debentures, or debenture stock of any other Company, or in any one or more of such ways.

129.	Without limiting other means of allocation, as defined in Section 1 of the Law, the Company is hereby authorized to acquire its own stock directly or through other companies in which it holds stock, subject to Sections 308-309 of the Law. Any such purchase of shares shall be offered to all Shareholders alike, pro rata to the number of issued, outstanding, and paid up shares they hold. Shall the Board of Directors deem necessary, they may, in a duly announced and noted decision by majority vote, decide to purchase shares from any one or number of Shareholders to the exclusion of all others, provided the names of the Shareholders whom the Company shall buy shares from, and the amount of shares to be bought, are brought to the attention of the Shareholders at the General Meeting approving such allocation.

130.	For the purpose of the company acquiring its own shares according to Article 129, the limitations set out above on the transfer of shares in the Company in Articles 38 to 50.

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131.	No dividend or other form of allocation to Shareholders shall be paid otherwise than out of the profits of the Company as defined in Section 302 of the Law, and no dividend shall carry interest as against the Company.

132.	Any General Meeting may resolve that any moneys, investments, or other assets forming part of the undivided profits of the Company standing to the credit of the reserve fund, or to the credit of the reserve fund for the redemption of capital, or in the hands of the Company and available for dividends, or representing premiums received on the issue of shares and standing to the credit of the share premium account, be capitalized.

133.	For the purpose of giving effect to any resolution under the two (2) last preceding Articles, the Board of Directors may settle any difficulty which may arise in to the distribution as it thinks expedient, and, in particular, may issue fractional certificates, and may fix the value for distribution of any specific asset, and may determine that cash payments shall be made to any Shareholder upon the footing of the value so fixed, or that fractions of value less than NIS 1 - (one New Israeli Shekel) may be disregarded in order to adjust the rights of all parties, and may vest any such cash or specific assets in trustees upon such trusts for the persons entitled to the dividend or capitalized fund as may seem expedient to the Board of Directors. Where requisite, a proper contract shall be filed and the Board of Directors may appoint any person to sign such contract on behalf of the persons entitled to the dividend or capitalized fund, and such appointment shall be effective.

134.	The Board of Directors may deduct from any dividend, bonus or other amount to be paid in respect of shares held by any Shareholder, whether alone or together with another Shareholder, any sum or sums due from him and payable by him alone or together with any other person to the Company on account of calls or the like.

135.	If several persons are registered as joint holders of any share, any one of them may give effectual receipts for any dividend payable on the share.

136.	Notwithstanding Article 131 the Company is authorized to ask an authorized Court of Law to allow an allocation even beyond such determined profits, according to Section 303 of the Law.

Books of Account

137.	The Board of Directors shall cause accurate books of account to be kept in accordance with the provisions of the Law, or any modification thereof for the time being in force. The books of account shall be kept at the registered office of the Company, and at any place or places, as the Board of Directors may deem fit, and they shall always be open to inspection by members of the Board of Directors. No member not being a member of the Board of Directors, shall have any right of inspecting any account or book or document of the Company except as conferred by law or authorized by the Board of Directors or by the Company in General Meeting.

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Accounts and Audits

138.	Once at least in every year the account of the Company shall be examined and the correctness of the profit and loss account and balance sheet ascertained by the Auditor appointed in accordance with Section 154 of the Law.

139.	The appointment, authorities, rights, salaries and duties of the auditor or auditors shall be regulated by the law in force for the time being.

Notices

140.	A notice may be given by the Company to any Shareholder, either personally or by letter, or telegram, or telex, or fax, or electronic mail or by any other medium, provided that the address, telephone number, or other means of addressing relevant, shall be entered in the Register. Any notice shall be deemed as properly received, 72 hours after being sent by registered mail to the address noted in the Register.

141.	Notwithstanding Article 140 above, any notice actually received by a Shareholder shall be deemed as duly sent and received, regardless of the method of delivery and the details of addressing employed.

142.	A notice may be given by the Company to the joint holders of a share by giving notice to the joint holders named first in the register in respect of the share.

143.	Notice of every General Meeting shall be given in any manner herein before authorized to all holders of share and to every person entitled to a share in consequence of death or bankruptcy or winding-up , would have been entitled to receive notice of the meeting.

No other persons shall be entitled to receive notices of General Meetings.

144.	A notice shall be given by the Company to the persons entitled to a share in consequence of the death, bankruptcy or winding-up of a Shareholder by sending it through the post in a prepaid letter addressed to them by name, or by the title of the representatives of the deceased, or trustee of the bankrupt or liquidator, or by any like description, at the address, if any, in Israel or abroad, supplied for the purpose by the person claiming to be so entitled, or - until such address has been so supplied - by giving the notice in any manner in which the same might have been given if the death, bankruptcy or winding-up had not occurred.

Exemption, Insurance and Indemnity

145.	Exemption from Liability. Subject to the provisions of the Law, the Company may exempt an Office Holder in advance from all or part of such Officer Holder's responsibility or liability for damages caused to the Company due to any breach of such Office Holder's duty of care towards the Company.

146.	Indemnification

146.1.	Subject to the provisions of the Law, the Company may indemnify any Office Holder to the fullest extent permitted by the Law, with respect to the following liabilities and expenses, provided that such liabilities or expenses were incurred by such Officer Holder in such Officer Holder's capacity as an Officer Holder of the Company:

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(i)	a financial obligation imposed on such Office Holder in favor of a third party by a judgment, including a settlement or a decision of an arbitrator which is given the force of a judgment by court order;

(ii)	reasonable litigation expenses, including legal fees, incurred by the Office Holder as a result of an investigation or proceeding instituted against such Office Holder by a competent authority, which investigation or proceeding has ended without the filing of an indictment and without the imposition of financial liability in lieu of a criminal proceeding, or has ended in the imposition of a financial obligation in lieu of a criminal proceeding for an offence that does not require proof of criminal intent (the phrases "proceeding that has ended without the filing of an indictment" and "financial obligation in lieu of a criminal proceeding" shall have the meanings ascribed to such phrases in Section 260(a)(1a) of the Law); and

(iii)	reasonable litigation expenses, including legal fees, which the Office Holder has incurred or is obliged to pay by the court in proceedings commenced against such Office Holder by the Company or in its name or by any other person, or pursuant to criminal charges of which such Office Holder is acquitted or criminal charges pursuant to which such Office Holder is convicted of an offence which does not require proof of criminal intent.

146.2.	Subject to the provisions of the Law, the Company may undertake to indemnify an Office Holder as aforesaid: (i) prospectively, provided that in relation only to Sub-article 146.1(i) above, the Company’s undertaking is limited to the classes of events which in the opinion of the Board of Directors can be anticipated in light of the Company’s activities at the time of giving the indemnification undertaking, and for an amount and/or criteria which the Board of Directors has determined are reasonable in the circumstances and, the events and the amounts or criteria that the Board of Directors deem reasonable in the circumstances at the time of giving of the undertaking are stated in the undertaking, and (ii) retroactively.

146.3.	The Company shall indemnify each of its Directors to the maximum extent permitted by law, and subject to the terms of any indemnity agreement with such Directors.

147.	Insurance

147.1.	Subject to the provisions of the Law, the Company may enter into a contract to insure an Office Holder for all or part of the liability that may be imposed on such Office Holder in connection with an act performed by such Officer Holder in such Office Holder's capacity as an Officer Holder of the Company, with respect to each of the following:

(i)	breach of such Office Holder's duty of care to the Company or to another person;

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(ii)	breach of such Office Holder's duty of loyalty to the Company, provided that the Office Holder acted in good faith and had reasonable grounds to assume that the action in question would not prejudice the interests of the Company; and

(iii)	a financial obligation imposed upon such Office Holder in favor of another person.

147.2.	Articles 145, 146 and 147.1 shall not apply under any of the following circumstances:

(i)	a breach of an Office Holder's fiduciary duty, in which the Officer Holder did not act in good faith and with reasonable grounds to assume that the action in question would not prejudice the interests of the Company;

(ii)	a grossly negligent or intentional violation of an Office Holder's duty of care;

(iii)	an intentional action by an Office Holder in which such Officer Holder intended to reap a personal gain illegally; and

(iv)	a fine or ransom levied on an Office Holder.

147.3.	The Company may procure insurance for or indemnify any person who is not an Office Holder, including without limitation, any employee, agent, consultant or contractor, provided, however, that any such insurance or indemnification is in accordance with the provisions of these Articles and the Law.

Mergers

148.	The Company is hereby authorized to merge with any other company or companies. Notwithstanding the Law and subject to the provisions of these articles, the approval of the merger shall require the consent of the Shareholders holding a majority of the issued and outstanding shares of the Company (on an as-converted basis).

149.	Notwithstanding Article 148, the Company may limit or forbid its power to merge, by resolution in a General Meeting or by contract with a third party, and no agreement of merger shall be binding which is contrary to such limitation.

***

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Annex A

Name of Shareholder	No. of Pref. B1 Shares Issued	No. of Pref. B1 Shares Issued	No. of Pref. B1 Shares Issued	No. of Pref. B1 Shares Issued	No. of Pref. B1 Shares Issued	No. of Pref. B1 Shares Issued	No. of Pref. B1 Shares Issued	No. of Pref. B1 Shares Issued
Ofer Hi-Tech Investments Ltd.	3,534			2,731	7,064		12,616
Galam Ltd.	3,538	4,709	21,800		11,774		30,661
Millennium II Materials Technology Fund L.P.	3,537			2,731	1,884		6,394
BIP Venture Partners SA, SICAR					2,826		5,194
Glenrock Israel Ltd.							431
Ilan Leviteh						1,406
Arancia International, Inc.							5,505	2,753
TOTAL	10,609	4,709	21,800	5,462	23,548	1,406	60,801	2,753
Respective Price Per Preferred B1 Share (US$)	148.63	212.34	148.63	185.00	212.34	310.00	363.30	363.30
Issue Date of the Preferred B1 Shares	November 2003	November 2003	March 2006	March 2006	March 2006	December 2008	December 2008	July 2009

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